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                                                                      EXHIBIT 99


{MEADOWBROOK INSURANCE GROUP LOGO]


                       MEADOWBROOK INSURANCE GROUP, INC.
                                  (NYSE - MIG)



CONTACT:       JENNIFER BARBER
               SENIOR FINANCIAL ANALYST
               (248) 204-8159



                        MEADOWBROOK INSURANCE GROUP, INC.
                         ANNOUNCES STOCK REPURCHASE PLAN

                              SOUTHFIELD, MICHIGAN
                               SEPTEMBER 17, 2002

Meadowbrook Insurance Group, Inc. (NYSE-MIG) announces that effective September 17, 2002, the Board of Directors of the Company has authorized management to repurchase up to 1,000,000 shares, or approximately 3%, of the Company's common stock in market transactions for a period not to exceed twenty-four months, utilizing free cash flow at the holding company level. The Company currently has 29,787,194 shares outstanding and the book value per share at June 30, 2002 was $4.78.

Commenting on the share repurchase plan, Meadowbrook's President and Chief Executive Officer, Robert S. Cubbin stated, "Execution of this plan will be accretive to our book value per share and allow us to balance our capital needs, while taking economic advantage of the current share price."

A leader in the alternative risk market, Meadowbrook is a specialty risk management company providing solutions for agents, brokers, professional and trade associations, and insureds of all sizes. Meadowbrook also operates retail insurance agencies representing policyholders in placing their insurance coverages with unaffiliated insurance companies. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.



                                                                          PR1702

                                                                 {MIG NYSE LOGO]

26600 Telegraph Road - Southfield, MI 48034-2438 - 248-358-1100 - 800-482-2726 -
Fax 248-358-1614
                               www.meadowbrook.com